Exhibit 99.1

Vigoride-7 Fires All Thrusters and Clears Key Milestones

Momentus Marks Technical Achievements as Vigoride-7 Prepares for Payload Operations

SAN JOSE, Calif. — April 13, 2026 — Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company specializing in satellite technology, space transportation, and in-orbit services, today shared a series of significant achievements in the ongoing Vigoride-7 mission, marking one of the most successful early-phase operations in the company’s history.

Following separation from SpaceX’s Transporter-16 mission at approximately 520 km altitude, the Vigoride-7 Orbital Service Vehicle powered on autonomously, deployed its solar arrays, and executed initial configuration as designed.

Within hours, Momentus established two-way communication between Vigoride-7 and our San Jose based Mission Operations Center. Early communication verified the spacecraft and its hosted payloads are healthy. Comprehensive bus system checks validated that primary and redundant subsystems for power, command & data handling, and attitude control were fully operational.

Our major milestones to date include:

•	Pressurization of the main water-based propulsion tank to mission-required levels

•	Activation of the Reaction Control Subsystem (RCS) accumulators, responsible for pressure regulation of 8 redundant RCS thrusters, providing fine attitude control

•	Attitude Control System (ACS) successfully dampened out our spacecraft’s rotation rates as we prepare to perform an initial orbit adjustment prior to commencing payload operations.

Achieving these milestones paves the way for the next phase of the mission: a planned orbit-lowering maneuver that will position Vigoride-7 for upcoming payload operations.

Momentus CEO, John Rood said “This mission is action-packed, technically demanding, and deeply rewarding,”

Momentus will continue to release progress reports as the mission unfolds over the coming weeks.

About Momentus

Momentus is a U.S. commercial space company offering satellites, satellite components, and in-space transportation and infrastructure services. Through its Vigoride orbital service vehicle, the company delivers hosted payload support, last-mile delivery, and servicing capabilities tailored to scalable mission architectures.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the expected filing of the Company’s Form 10-K and Form 10-Q and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 31, 2026, as such factors may be updated from time to time in our other filings with the Commission, accessible on the Commission’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Investors: investors@momentus.space

Media: press@momentus.space